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                                         Registration No. 333-82119
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 12 Dated April 19, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $175,000,000

Price to Public:    100%                Proceeds to HFC:  99.943%

Issue Date:  April 25, 2000     Stated Maturity:   April 25, 2002

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on April 20, 2000

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .17%  ( +17 basis points)

Interest Payment Dates: On the 25th of each month of each year, commencing May 25, 2000, and the Stated Maturity.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.

Index Maturity:  One month.

Agent:  Merrill Lynch & Co., as Principal - $50,000,000
        Morgan Stanley Dean Witter - $100,000,000
        Chase Securities Inc. - $25,000,000

Agent's Discount or Commission:    .057%